AMENDMENT TO

DIAMOND HILL CAPITAL MANAGEMENT, INC.

SERVICES AGREEMENT

AMENDMENT made as of January 1, 2014, between Diamond Hill Capital Management, Inc. (the “Client”) and Citi Fund Services Ohio, Inc. (“Service Provider”), to that certain Services Agreement, dated August 22, 2011, between the Client and Service Provider (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Service Provider performs certain services for the Funds;

WHEREAS, Service Provider and the Client wish to enter into this Amendment to the Agreement in order to revise the term, add additional services, revise the fees and make certain other changes;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Section 10.

(a)	Section 10(A) of the Agreement shall be deleted and replaced with the following:

“Term. This Agreement will begin on the Effective Date and have an initial term until August 31, 2016 (the “Initial Term”). Thereafter, unless otherwise terminated pursuant to Section 10(B), this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”).”

2.	Schedule 2. Schedule 2 of the Agreement shall be amended by adding the attached Appendix E to the end of the Schedule.

3.	Schedule 4. Section 1(A) of Schedule 4 of the Agreement shall be deleted and replaced with the following:

“A. Sub-Fund Accounting & Sub-Fund Administration Fees:

(1) Basis Point Fees

The Client shall pay Service Provider fees (to be billed in equal monthly installments) of:

2.0 basis points of the first $5 billion in aggregate net assets of all Funds, plus 1.5 basis points of the next $2.5 billion in aggregate net assets of all Funds, plus 0.85 basis points of the aggregate net assets of all Funds in excess of $7.5 billion.

(2) Minimum Fee

Basis point fees are subject to an annual minimum fee as follows:

The first 11 Funds (or fewer if there are less than 11 Funds) will have an aggregate annual minimum fee calculated by multiplying the number of such Funds by $75,000. Each Fund above 11 Funds will have its own annual minimum fee of $75,000.

(3) Additional Performance Fee

The Client shall pay Service Provider fees (to be billed in equal monthly installments) of $500 per Fund annually per manager/sleeve.

(4) Additional Charges:

Each Fund will bear an additional charge of $2,200 per annum for the following:

Electronic Transmissions

Security Issuer Information

CUSIP distribution”

4. Representations and Warranties.

(a) The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

(b) Service Provider represents that it has full power and authority to enter into and perform this Amendment.

5. Miscellaneous.

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

DIAMOND HILL CAPITAL MANAGEMENT, INC.

By:	/s/ James F. Laird
Name: James F. Laird
Title: Chief Financial Officer
Date: December 30, 2013

CITI FUND SERVICES OHIO, INC.

By:	/s/ Jeffrey McCarthy
Name: Jeffrey McCarthy
Title: Vice President
Date: 12/31/2013

Schedule 2 to Services Agreement—Services

Appendix E—Sub Fund Accounting Services

The parties agree that Service Provider shall not perform the Services listed in this Appendix E for Diamond Hill Financial Trends Fund, Inc. (the closed-end fund).

I.	Services

1.	Record Maintenance

Maintain the following books and records of each Fund pursuant to Rule 3la-1 (the “Rule”) under the 1940 Act:

(a)	Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule.

(b)	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule.

(c)	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule.

(d)	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

2.	Accounting Services

Perform the following accounting services for each Fund:

(a)	Allocate income and expense and calculate the net asset value per share (“NAV”) of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act.

(b)	Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Client or a Fund (“Valuation Procedures”), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Client (collectively, “Fair Value Information Vendors”) with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund’s pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from the Client or other designee, as approved by the Board.

(c)	Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Client to monitor and evaluate its use of fair value pricing information under its Valuation Procedures.

(d)	Verify and reconcile with the Funds’ custodian all daily trade activity.

(e)	Compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity; (and other yields or standard or non-standard performance information as mutually agreed).

(f)	Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ; and as agreed, in certain cases, to newspapers.

(g)	Determine and report unrealized appreciation and depreciation on securities held in variable net asset value funds.

(h)	Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, in accordance with the Generally Accepted Accounting Principles of the United States or any successor principles.

(i)	Update fund accounting system to reflect rate changes, as received from the Client or a third party vendor, on variable interest rate instruments.

(j)	Post Fund transactions to appropriate categories.

(k)	Accrue expenses of each Fund according to instructions received from the Client, and submit changes to accruals and expense items to authorized officers of the Client for review and approval.

(1)	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts.

(m)	Provide accounting reports in connection with the Funds’ regular annual audit, and other audits and examinations by regulatory agencies.

(n)	Provide such periodic reports as the parties shall agree upon.

(o)	Assist the Client in identifying instances where market prices are not readily available, or are unreliable, each as set forth within parameters included in the Valuation Procedures.

(p)	Provide web based access to fund accounting reporting systems.

3.	Financial Statements and Regulatory Filings

Perform the following services related to the financial statements and related regulatory filing obligations for each Fund:

(a)	Provide monthly a hard copy of the unaudited financial statements described below, upon request of the Client. The unaudited financial statements will include the following items:

(i)	Unaudited Statement of Assets and Liabilities,

(ii)	Unaudited Statement of Operations,

(iii)	Unaudited Statement of Changes in Net Assets, and

(iv)	Unaudited Condensed Financial Information

(b)	Provide accounting information for the following: (in compliance with Reg. S-X, as applicable):

(i)	federal and state income tax returns and federal excise tax returns;

(ii)	the Funds’ semi-annual reports with the SEC on Form N-SAR and Form N-CSR;

(iii)	the Funds’ schedules of investments for filing with the SEC on Form N-Q;

(iv)	the Funds’ annual and semi-annual shareholder reports and quarterly Board meetings;

(v)	registration statements on Form N-1A or Form N-2 and other filings relating to the registration of shares;

(vi)	reports related to Service Provider’s monitoring of each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;

(vii)	annual audit by the Funds’ auditors;

(viii)	examinations performed by the SEC; and

(ix)	proxy statements and other Shareholder communications.

(c)	Calculate turnover and expense ratio.

(d)	Prepare schedule of Capital Gains and Losses.

(e)	Provide daily cash report.

(f)	Maintain and report security positions and transactions in accounting system.

(g)	Prepare Broker Commission Report.

(h)	Monitor expense limitations.

(i)	Maintain list of failed trades.

(j)	Provide unrealized gain/loss report.

II.	Notes and Conditions Related to Fund Accounting Services

1.	Subject to the provisions of Sections 2 and 6 of the Agreement, Service Provider’s liability with respect to NAV Differences (as defined below) shall be as follows:

(a)	During each NAV Error Period (as defined below) resulting from a NAV Difference that is at least $0.01 but that is less than 1/2 of 1%, Service Provider shall reimburse each applicable Fund for any net losses to the Fund; and

(b)	During each NAV Error Period resulting from a NAV Difference that is at least 1/2 of 1%, Service Provider shall reimburse each applicable Fund on its own behalf and on behalf of each shareholder of such Fund for any losses experienced by the Fund or any Fund shareholder, as applicable; provided, that Service Provider’s reimbursement responsibility shall not exceed the lesser of (i) the net loss that the Fund incurs or (ii) the costs to the Fund of reprocessing the shareholder transactions during the NAV Error Period; provided, further, however, that Service Provider shall not be responsible for reimbursing reprocessing costs with respect to any shareholder that experiences an aggregate loss during any NAV Error Period of less than $25.

For purposes of this Section II. 1: the NAV Difference means the difference between the NAV at which a shareholder purchase or redemption should have been effected (“Recalculated NAV”) and the NAV at which the purchase or redemption was effected divided by Recalculated NAV; (B) NAV Error Period means any Fund business day or series of two or more consecutive Fund business days during which an NAV Difference of $0.01 or more exists; (C) NAV Differences and any Service Provider liability therefrom are to be calculated each time a Fund’s (or Class’) NAV is calculated; (D) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error, Fund (or Class) losses and gains shall be netted; and (E) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund (or Class) losses and gains for the period shall be netted.

2.	The Client acknowledges and agrees that although Service Provider’s services related to fair value pricing are intended to assist the Client and the Board in its obligations to price and monitor pricing of Fund investments, Service Provider is not responsible for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.